Exhibit 10.55

May 1, 2002

HAND-DELIVERED

Richard F. Barnett

Re:          Letter Agreement and Release

Dear Rick:

This Letter Agreement and Release (“Agreement”) is effective the date hereof and sets forth the specific details of the arrangements regarding the termination of your employment with Media Arts Group, Inc. (“MAGI”) and the termination of the Employment Agreement, dated as of March 31, 1996, between you and MAGI (as it may have been amended to the date hereof, the “Employment Agreement”).

1.               Your employment with MAGI ended on April 1, 2002.  On April 1, 2002, the Employment Agreement was terminated, and as of that date, is of no force or effect; provided that Section 2.5 of the Employment Agreement shall survive termination of the Employment Agreement.

2.               Within three (3) days after the date of this Agreement, MAGI shall pay you your earned and unpaid base salary, car allowance and FTO to April 1, 2002.  Such payments shall be less applicable withholdings.

3.               As a severance payment, MAGI shall pay to you $1,000,000.  Such payment shall be made in four (4) equal payments of $250,000 payable on July 1, 2002, October 1, 2002, January 1, 2003 and April 1, 2003.  All such payments shall be less applicable withholdings. From April l, 2002 to March 31, 2003, (i) MAGI shall provide to you the medical benefits that MAGI was providing as of March 31, 2002 and (ii) MAGI shall provide you use of your current company cell phone on the same terms and conditions as MAGI’s senior executives.

4.               At your option, exercisable by written notice delivered by you to MAGI at any time within ninety (90) days after the date of this Agreement (the “Exercise Notice”), MAGI (i) shall issue to you that number of shares of MAGI common stock equal to $750,000 divided by the per share price of the stock as reported by the New York Stock Exchange at the close of trading on the date of the Exercise Notice, which shares shall be “restricted shares” or (ii) if, on or before the date of the Exercise Notice, you become the owner and operator of a Thomas Kinkade Signature Gallery in the Carmel/Monterey area, in accordance with all of the policies and standard agreements of MAGI, shall provide you with $750,000 in inventory credit, on the same terms and conditions that inventory credit is provided to other Signature Gallery dealers.  You may draw down on all or any portion of such inventory credit at such time or times as you desire; provided that any portion of the inventory credit that is not used on or before the fourth anniversary of the date of the Exercise Notice shall expire.

5.               Concurrently with the full execution and delivery of this Agreement, MAGI will execute and deliver to you a consulting agreement in form and substance as attached hereto as Exhibit B (the “Consulting Agreement”).

6.               You understand, acknowledge, and agree that, except for the payments explicitly set forth herein, and in the Consulting Agreement, you are not, and shall not be, entitled to receive from MAGI, and MAGI has no obligation to pay to you, any fees, commissions, royalties, bonus payments or any other payments or amounts (including, without limitation, any payments under the Employment Agreement or under MAGI’s Management Bonus Program or the Employee Profit Sharing Program) or any other benefits of any kind.

7.               You agree that you will not, at any time in the future, directly or indirectly, in public or in private, defame, criticize, disparage or discredit Thomas Kinkade, MAGI, any other artists represented by MAGI, any artwork of Thomas Kinkade or other artists represented by MAGI, any officers, directors or employees of MAGI, or MAGI’s products, business, finances or operations, or otherwise cause Thomas Kinkade, MAGI, any other artists represented by MAGI, or any of MAGI’s officers, directors, or employees to appear in a negative light or false light.  In addition, you agree that you will not publish, or assist in the publishing of, any book, magazine article or similar publication concerning the life of Thomas Kinkade or the business and operations of MAGI.  If you intentionally and materially breach any of your obligations under this section as finally determined by a court (or arbitration forum), in addition to any other remedies available to MAGI, at law or in equity, any outstanding obligations of MAGI under this agreement shall immediately terminate, and any payments previously made under this Agreement shall be returned to MAGI.

8.               You agree as follows:

(i)                                     all Confidential Information remains the sole and exclusive property of MAGI;

(ii)                                  except in the course of your performing services for MAGI, for a period of two years after the termination of the Consulting Agreement, you shall keep any and all Confidential Information strictly confidential and shall not sell, trade, publish, disclose, use, produce, permit access to or otherwise reveal Confidential Information to anyone in any manner whatsoever including, without limitation, by means of photocopy, reproduction or electronic media.

(iii)                               “Confidential Information” means any and all information that is confidential and/or proprietary to MAGI, whether or not marked as “confidential” or “proprietary” which relates to MAGI’s past, present or future business activities, development, or research including, without limitation, all of the following: sales volume, co-operative advertising information, designs, illustrations, data, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how”, new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, including trade names, trademarks, customer, supplier or personal names and other information related to customers, suppliers or personnel, pricing policies and financial information, designs, drawings, specifications, techniques, models, source code, object code, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets or nonpublic business information.  Confidential Information does not include any information which (a) was in the lawful and unrestricted possession of you prior to its disclosure by MAGI, (b) is or becomes generally available to the public by acts other than those of you after receiving it, (c) has been received lawfully and in good faith by you from a third party who did not derive it from MAGI, (d) is disclosed as required by law, a court order or other governmental authority, or (e) is disclosed with the prior consent of MAGI.

(iv)                              Confidential Information includes all styles, designs, customer lists, files, reports, correspondence, records, financial data of any kind and all other documents, regardless of form or medium (i) developed by you during your course of employment with MAGI, (ii) received by you from or on behalf of MAGI and (iii) to which you were given access in the course of your employment with MAGI.

9.               You agree that, for a period of two years after the termination of the Consulting Agreement, you will not, directly or indirectly, solicit, induce, encourage or attempt to solicit, induce or encourage, any “Company Person” (as defined below) to terminate his/her employment or other relationship with the Company for any purpose or no purpose at all.  As used herein “Company” means Media Arts Group, Inc. and its subsidiaries, affiliates, successors and assigns, and “Company Person” means any partner, principal, member, employee, officer, director, agent, contractor, or representative of the Company.  In addition, you agree that for a period of two years after the termination of the Consulting Agreement, you will not influence or attempt to influence customers, suppliers or dealers of the Company, either directly or indirectly, to divert their business from the Company or to any individual, partnership, firm, corporation or other entity in competition with the Company; provided that MAGI agrees that your activities related to the operation of a Signature Dealer gallery, and the sale of Thomas Kinkade Plein Air or original artwork shall not be a violation of this provision.

10.         You agree that in the event of a breach of your obligations under Sections 7, 8, and 9, MAGI will suffer immediate, irreparable harm for which monetary damages will provide inadequate compensation.  Accordingly, you agree that MAGI will be entitled, in addition to any other remedies available to it, at law, in equity or otherwise, to immediate injunctive relief to specifically enforce the terms of this agreement without the need for the posting of any bond.

11.         Within three (3) days of the date of this Agreement, you shall return to MAGI any property of MAGI not provided to you under the terms of this Agreement or the Consulting Agreement, including any security access and credit cards provided to you by MAGI.

12.         On behalf of yourself and your heirs and assigns, you hereby release and forever discharge MAGI and its owners, stockholders, parent corporation, affiliates, divisions, subsidiaries, predecessors, officers, managers, employees, insurers, representatives and agents (jointly “MAGI Releasees”) from all claims, charges, complaints, demands, liabilities or causes of action of any kind or nature whatsoever based upon contract, tort or statute, known or unknown (“Claims”), which you have or had or claimed to have against MAGI at any time prior to this Agreement, including, without limitation, any Claims arising out of, based upon, or relating to your hire, employment, remuneration, termination from MAGI and/or the

Employment Agreement (and its termination), including all claims arising under the Employment Agreement, the Americans with Disabilities Act (the “ADA”); Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended;  the Employee Retirement Income Security Act, as amended; The Older Workers Benefit Protection Act, as amended;  the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wage and benefits.

YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

13.         MAGI, on behalf of itself and its owners, stockholders, parent corporation, affiliates, divisions, subsidiaries, and predecessors (jointly referred to in this paragraph 13 as “MAGI”), hereby releases and forever discharges you and your heirs and assigns from all Claims which MAGI has or had or claimed to have at any time prior to this Agreement, including, any and all Claims arising out of, based upon, or relating to your hire, employment, remuneration, termination from MAGI and/or the Employment Agreement (and its termination), and/or your performance of services on behalf of MAGI thereunder.

MAGI ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, MAGI HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Notwithstanding the foregoing, the release given by MAGI is limited by (i) any indemnification limitations in MAGI’s by-laws or articles or (ii) the coverages and limits of liability under the terms of applicable Directors and Officers insurance policies.

14.         MAGI and you have the right to consult with an attorney before entering into this Agreement

15.         The provisions of this Agreement are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity of the remaining provisions of this Agreement.

16.         Each of MAGI and you represent that they have thoroughly read and considered all aspects of this Agreement, that they understand all of its provisions and that they are voluntarily entering into this Agreement.

17.         You agree that this Agreement and the Consulting Agreement represents the entire agreement between you and MAGI with respect to the termination of your employment, the termination and non-renewal of the Employment Agreement and any subject matter of this Agreement.  You agree that this Agreement and the Consulting Agreement supersedes any and all prior or contemporaneous oral and written agreements or understandings between you and MAGI concerning the termination of your employment and any subject matter of this Agreement.  Neither MAGI nor you are relying upon any other agreement, plan, representation, statement, omission, understanding or course of conduct not expressly set forth in this Agreement.  This Agreement shall be governed by, and construed in accordance with, California law.

18.         You understand and agree that:

(a)                                                          You have a full twenty-one (21) days within which to consider this Agreement before executing it;

(b)                                                         You should carefully read and fully understand all of the provisions of this Agreement;

(c)                                                          The release stated above waives rights or claims arising under the Age Discrimination in Employment Act.

(d)                                                         You are, through this Agreement, releasing MAGI from any and all claims you may have against MAGI Releasees;

(e)                                                          You knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(f)                                                            You knowingly and voluntarily intend to be legally bound by the same;

(g)                                                         You were advised and hereby are advised in writing to consider the terms of this Agreement and consult with an attorney of your choice prior to executing this Agreement;

(h)                                                         You have a full seven (7) days following the execution of this Agreement to revoke this Agreement and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

(i)                                                             You understand that rights or claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. that may arise after the date this Agreement is executed are not waived.

(j)                                                             The payment described above is consideration in exchange for your waiver of rights or claims in this Agreement.

19.         If you do not execute this Agreement and deliver it to MAGI by the 22nd day after you receive it from MAGI, the offer contained herein shall be withdrawn and the Agreement shall be null and void, and any subsequent execution of this Agreement by you shall be of no force or effect.

20.         This Agreement is subject to the arbitration provisions attached hereto and made a part hereof.

21.         You understand, acknowledge and agree that this Agreement and its effectiveness is subject to the approval of the Board of Directors of MAGI.  If the Board of Directors of MAGI does not approve this Agreement, this Agreement shall not become effective and shall be of no force or effect.

Rick, I believe the foregoing represents all of the matters upon which we have agreed concerning the termination of your employment.  Provided you are in agreement, please sign in the space provided below and return the signed document to me.  Two originals of this Agreement are provided so that you may keep one fully executed document for you own file.

Media Arts Group, Inc.

		By:	/s/ Ron D. Ford
Ron D. Ford
Chief Executive Officer
Accepted and Agreed:

/s/ Richard F. Barnett
Richard F. Barnett

Date:	5/02/02

APPENDIX A

AGREEMENT TO ARBITRATE

You understand and agree that any dispute arising out of this Agreement will be governed by Federal Arbitration Act, 9 U.S.C. §1 et seq., and resolved by a neutral arbitrator in a binding arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes (“National Rules”), such arbitration to take place within 50 miles of the Company’s offices.

You further understand and agree that this agreement to arbitrate applies to any claims or disputes you may have against the Company (including its shareholders, officers, directors, employees, agents, attorneys, affiliates or benefit plans), and it also applies to any claims or disputes that the Company may have against you.  You understand and agree that it applies to all statutory claims, except claims filed under workers’ compensation and unemployment insurance statutes and administrative charges filed under the National Labor Relations Act.  You understand and agree that it is not intended to supersede any binding arbitration provision that may exist in an ERISA benefit plan.  Further, you understand and agree that preliminary injunctive relief and other provisional remedies in aid of arbitration may be sought by either you or the Company in a court under applicable state laws.

You and the Company will jointly select the neutral arbitrator in the manner provided in the National Rules.  The arbitrator’s award will be provided in writing, as required by the National Rules.  Discovery will be permitted prior to the arbitration hearing in the nature and manner as the arbitrator considers necessary to obtain a full and fair exploration of the issues in dispute, pursuant to the National Rules.

You understand and agree that if the Company or you files a claim under this arbitration agreement regarding a violation of the Agreement, you and the Company shall share equally in the fees and costs associated therewith, including the AAA’s administrative fees for such disputes, and the fees and expenses of the arbitrator.  You expressly acknowledge and agree that this arbitration agreement was freely negotiated and the parties agreed to the cost provisions contained herein with the specific intent of limiting meritless claims.  Each party shall bear its own fees and costs; provided, however, that the prevailing party shall be entitled to recover said fees and costs, including attorneys’ fees, incurred as a result of the arbitration.

You understand and agree that if the you file a claim under this arbitration provision other than for a violation of this Agreement, you will pay part of the AAA’s filing fee for disputes arising under employer-promulgated plans, in the same amount that you would be required to pay to file a lawsuit in state court.  Under these circumstances, the Company will pay the remaining part of the filing fee, the AAA’s administrative fees for such disputes, and the fees and expenses of the arbitrator, and it will provide the hearing facilities.  The Company acknowledges that the Company’s payment of such fees shall in no way affect the neutrality of the arbitrator, and will stipulate to same prior to the commencement of the arbitration.

You understand that a claim under this arbitration provision must be filed with the AAA within the time limit established by the applicable statute of limitations.  You understand and agree that any claim not filed within the applicable time limit will be waived.

You understand that this arbitration provision and requirement that arbitration be used instead of a court as the forum in which to resolve employment disputes does not limit any of Your statutory rights or remedies, except the right to file a lawsuit in court, or receive a remedy arising in any lawsuit in court.

Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you.

APPENDIX B

MEDIA ARTS GROUP, INC.

CONSULTING AGREEMENT

This Consulting Agreement, including the attached Exhibits (“Agreement”) is made and entered into as of the 1st day of April, 2002, by and between MEDIA ARTS GROUP, INC. (“MAGI”), a Delaware corporation, and Richard F. Barnett (“Consultant”).  MAGI desires to retain Consultant as an independent contractor to perform consulting services for MAGI relating to QVC sales, new dealer recruiting, digital capture of artwork and assistance to the sales department, and Consultant is willing to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.  SERVICES AND COMPENSATION

(a)  Consultant agrees to perform for MAGI the services described in the attached EXHIBIT A (“Services”).

(b)  MAGI agrees to pay Consultant the compensation set forth in the attached EXHIBIT B for the performance of the Services.

2.  CONFIDENTIALITY

(a)  You agree as follows:

(i)            all Confidential Information remains the sole and exclusive property of MAGI;

(ii)           except in the course of your performing the Services for MAGI, for a period of two years after the termination of this Agreement, you shall keep any and all Confidential Information strictly confidential and shall not sell, trade, publish, disclose, use, produce, permit access to or otherwise reveal Confidential Information to anyone in any manner whatsoever including, without limitation, by means of photocopy, reproduction or electronic media.

(iii)          “Confidential Information” means any and all information that is confidential and/or proprietary to MAGI, whether or not marked as “confidential” or “proprietary” which relates to MAGI’s past, present or future business activities, development, or research including, without limitation, all of the following: sales volume, co-operative advertising information, designs, illustrations, data, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how”, new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, including trade names, trademarks, customer, supplier or personal names and other information related to customers, suppliers or personnel, pricing policies and financial information, designs, drawings, specifications, techniques, models, source code, object code, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets or nonpublic business information.  Confidential Information does not include any information which (a) was in the lawful and unrestricted possession of you prior to its disclosure by MAGI, (b) is or becomes generally available to the public by acts other than those of you after receiving it, (c) has been received lawfully and in good faith by you from a third party who did not derive it from MAGI, (d) is disclosed as required by law, a court order or other governmental authority, or (e) is disclosed with the prior consent of MAGI.

(iv)          Confidential Information includes all styles, designs, customer lists, files, reports, correspondence, records, financial data of any kind and all other documents, regardless of form or medium (i) developed by you during the term of this Agreement, (ii) received by you from or on behalf of MAGI and (iii) to which you were given access in the course of your providing the Services(c)  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity with which Consultant has an agreement or a duty to keep in confidence information acquired by Consultant in confidence and that Consultant will not bring onto the premises of MAGI any unpublished document or proprietary information belonging to such an employer, person, or entity unless consented to in writing by such employer, person, or entity.  Consultant will indemnify MAGI and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from MAGI’s use of the work product of Consultant under this Agreement.

(b)  Consultant recognizes that MAGI has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on MAGI’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  Consultant agrees that Consultant owes MAGI and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for MAGI consistent with MAGI’s agreement with such third party.

(c)  Upon the termination of this Agreement, or upon MAGI’s earlier request, Consultant will deliver to MAGI all of MAGI’s property relating to, and all tangible and electronic embodiments of, Confidential Information in Consultant’s possession or control.

(d)  Consultant represents and warrants that each employee of Consultant, and each independent contractor of Consultant, if any, has executed an agreement with Consultant containing provisions in MAGI’s favor substantially similar to this Section 2.

3.  OWNERSHIP

Consultant agrees that all copyrightable material, notes, records, drawings, designs, improvements, developments, discoveries and trade secrets (collectively, “Developments”) conceived, made or discovered by Consultant in performing the Services, solely or in collaboration with others, during the term of this Agreement relating to the business of MAGI shall be the sole property of MAGI.  In addition, to the extent allowed by law, any Developments which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to MAGI all such Developments and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto.  If any Development which constitutes copyrightable subject matter is not deemed to be a “work made for hire” under the United States Copyright Act, then the Consultant shall, and hereby does, grant to MAGI an exclusive perpetual, irrevocable, royalty free, transferable, license to use such Development in any manner and in every medium, whether now known or hereafter devised, for any purpose throughout the Universe.

(b)  Upon the termination of this Agreement, or upon MAGI’s earlier request, Consultant will deliver to MAGI all of MAGI’s property relating to, and all embodiments of, Developments in Consultant’s possession and control.

(c)  Consultant agrees to assist MAGI, or its authorized representative, at MAGI’s expense, to obtain and from time to time enforce and defend MAGI’s rights in the Developments and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to execute all documents reasonably necessary for MAGI to do so.

(d)  MAGI agrees that if in the course of performing the Services, Consultant incorporates into any Development developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Item”), MAGI is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with such Invention.

(e)  Consultant agrees that if MAGI is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Developments assigned to MAGI above, then Consultant hereby irrevocably designates and appoints MAGI and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

(f)  Consultant represents and warrants that each employee of Consultant, and each independent contractor of Consultant, if any, has executed an agreement with Consultant containing provisions in MAGI’s favor substantially similar to this Section 3.

(g)  Notwithstanding any other provision of this Section 3, the provisions of this Section 3 shall not apply to any Invention that qualifies in all respects under Section 2870 of the California Labor Code, which provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information, except for those Developments that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual demonstrably anticipated research or development of the employer. (2) Result from any work performed by the employee for the employer.  (b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”  Consultant shall advise MAGI promptly and in writing of any of his or her previous or future works or Developments which he believes qualify under the California Labor Code Section 2870.  MAGI agrees to receive such information in confidence.

4.  CONFLICTING OBLIGATIONS

Consultant represents and warrants that each employee of Consultant, and each independent contractor of Consultant, if any, has executed an agreement with Consultant containing provisions in MAGI’s favor substantially similar to Sections 2, 3 and 7 of this Agreement.

5.  TERM AND TERMINATION

(a)  This Agreement will commence on the date first written above and will continue for one year.  Upon mutual agreement of MAGI and Consultant, this Agreement may be renewed for up to two additional one-year periods.

(b)  Upon termination all rights and duties of the parties shall cease except: (i) that MAGI shall be obligated to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and (ii) Section 2 (Confidentiality) shall survive termination of this Agreement for two years after termination, and Sections  3 (Ownership), and 7 (Independent Contractors) shall survive termination of this Agreement.

6.  ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of MAGI.

7.  INDEPENDENT CONTRACTORS

(a)  Consultant enters into this Agreement as, and shall continue to be, an independent contractor.  In no circumstance shall Consultant look to MAGI as his or her employer, partner, agent, or principal.  Neither Consultant nor any employee of Consultant shall be entitled to any benefits accorded to MAGI’s employees, including worker’s compensation, disability insurance, retirement plans, or vacation or sick pay.  Notwithstanding the foregoing, any benefits due to Consultant under the Letter Agreement and Release, dated May 1, 2002, between Consultant and MAGI (the “Letter Agreement”) shall be provided by MAGI.

(b)  Consultant shall be responsible for providing, at Consultant’s expense and in Consultant’s name, disability, workers’ compensation, or other insurance required by law or as Consultant may deem necessary or appropriate, as well as licenses and permits usual or necessary for performing the Services.  Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation, including estimated taxes and payroll taxes, and shall provide MAGI with proof of payment on demand.  Consultant hereby agrees to indemnify MAGI for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by MAGI arising from Consultant’s breach of this provision.

(c)  Consultant and MAGI shall provide to each other upon request any information reasonably necessary to determine their obligations under this Agreement, fulfill the purposes of this Agreement or maintain accurate records.

(d)  Consultant shall perform the Services in a professional manner and shall have sole discretion and control of the Services and the manner in which they are to be performed, without the advice, control, or supervision of MAGI.

(e)  Consultant agrees to indemnify MAGI from any and all loss or liability incurred by reason of the alleged breach by Consultant of any confidentiality or services agreement with anyone other than MAGI.

8. WAIVER OF JURY TRIAL; EQUITABLE RELIEF AND ATTORNEYS FEES

(a) Each of Consultant and MAGI agree that neither party shall have the right to a jury trial, and each hereby does waive any and all rights to a jury.

(b)  Consultant agrees that it would be impossible or inadequate to measure and calculate MAGI’s damages from any breach of the covenants set forth in Sections 2 or 3 herein.  Accordingly, Consultant agrees that if Consultant breached Section 2 or 3, MAGI has, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an order restraining such breach or threatened breach and specific performance of any such provision.  Consultant further agrees to the extent provided by law that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and the ordering of such specific performance.

9.  GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted under, the laws of the State of California without reference to conflict of laws principles.

10.  ENTIRE AGREEMENT

Except for the Letter Agreement, this Agreement and the Exhibits hereto form the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

11.  WAIVER

Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

12.  MODIFICATION

No modification to this Agreement, nor any waiver of any rights, shall be effective unless agreed to in writing by Consultant and MAGI.

13.  COUNTERPARTS

This Agreement may be executed in counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

14.  INTERPRETATION

Consultant and MAGI agree that this Agreement was the product of negotiation, with each party having the opportunity to propose modification of terms.  Accordingly, any ambiguity in this Agreement shall not be construed for or against any party based upon who prepared such terms;  the parties hereby expressly waive California Civil Code Section 1654 with respect thereto.

15.  SEVERABILITY

Should any provision of this Agreement be found to be void or unenforceable, the remainder of this Agreement shall remain in full force and effect.

16.  SUBJECT TO APPROVAL OF BOARD OF DIRECTORS

Consultant understands, acknowledges and agrees that this Agreement and its effectiveness is subject to the approval of the Board of Directors of MAGI.  If the Board of Directors of MAGI does not approve this Agreement, this Agreement shall not become effective and shall be of no force or effect.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Consultant and MAGI as of the day and year written above.

MEDIA ARTS GROUP INC.

By:
Richard F. Barnett
Name:

Title:

EXHIBIT A

The following Services are to be performed by Consultant.  MAGI understands and acknowledges that Consultant may provide consulting services to others and undertake other activities unrelated to the Services under this Agreement (including, without limitation, operation of one or more Signature Dealer galleries and the development and operation of an originals and Plein Air program for Thomas Kinkade).  In consideration thereof, based on an average work week of 40 hours, on average over the term of this Agreement the performance of the Services will constitute 55% of Consultant’s work time, activities related to the galleries and originals and Plein Air program will constitute 30% of Consultant’s work time and other activities will constitute 15% of Consultant’s work time; provided that during the first 90 days of Consultant first commencing gallery operations, the relative percentages will be 45% for the Services and 55% for the gallery.

1.             Upon request of MAGI, Consultant shall serve as the spokesperson for MAGI and Thomas Kinkade in connection with QVC programming.

2.             Upon request of MAGI, Consultant shall appear with Thomas Kinkade at personal appearances organized by MAGI (this portion of the services will involve travelling on the part of Consultant).

3.             Upon request of MAGI, Consultant shall assist in promotional and other events conducted by MAGI.

4.             Consultant shall consult with and assist MAGI in monitoring, policing and enforcing unauthorized use of MAGI’s products, violations of dealer agreements, copyright and trademark infringement and related matters.

5.             Consultant shall consult with and advise MAGI and Thomas Kinkade on Thomas Kinkade’s release schedule and work.

6.             Consultant shall provide services as a historian of Thomas Kinkade’s art and MAGI.

7.             Consultant shall assist the Vice President of Sales in the development of a plan for the retail sale of paper products.

8.             As requested by MAGI, Consultant shall generally consult with the Vice President of Sales and other members of senior management on the business and direction of MAGI.

9.             Upon request of MAGI, Consultant shall advise MAGI on the development/growth of sales to specific galleries selected by MAGI.

10.           Assist MAGI in acquiring or locating Thomas Kinkade artwork suitable for publication by MAGI.

11.           Consultant shall advise MAGI on the development of a gallery featuring Thomas Kinkade’s “Plein Air” works.

12.           MAGI shall provide an office for Consultant at MAGI’s headquarters.  The office shall be comparable to the offices provided to Vice Presidents of MAGI.  Consultant shall perform his duties at such office at least once per week.

EXHIBIT B

(a)           MAGI shall pay to Consultant an amount equal to $250,000 per year during the term of this Agreement.  Such amount will be paid in 26 approximately equal payments in accordance with MAGI’s payroll practices.  MAGI shall reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of the Services to the extent such expenses would be reimbursable by MAGI if incurred by a Vice President of MAGI in the performance of his/her duties.  In the event this Agreement is terminated for any reason other than the gross negligence or willful misconduct of Consultant, MAGI shall pay to Consultant an amount equal to (x) all compensation due to Consultant under this paragraph (a) for the remainder of the initial one-year term (payable on the effective date of termination) and (y) the additional payments set forth in paragraph (b) (calculated based on the formula set forth below and the actual results for the Period, with such additional payment to be made 60 days after the end of the Period).

(b)           In addition to the payment provided in paragraph (a) above, MAGI shall be eligible to receive additional payments based on MAGI’s 2002 and 2003 Plan as set forth below.  Such additional payments, if any, shall be paid within 60 days after March 31, 2003.  The period from April 1, 2002 to March 31, 2003 is referred to as the “Period.”  The terms “Plan,” “Base Plan,” “Budget,” and “Superior Plan,” refer to MAGI’s approved plan for the 9 months ended December 31, 2002 and the 3 months ended March 31, 2003.  If, during the Period, MAGI’s revenue and profit is equal to Base Plan, Consultant shall be eligible to receive 33% of the amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue and profit is equal to Budget, Consultant shall be eligible to receive 66% of the amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue and profit is equal or greater than Superior Plan, Consultant shall be eligible to receive 100% of the amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue or profit is less than Base Plan, Consultant shall not be entitled to receive any amounts set forth in (i) through (iv) below.  If, during the Period, MAGI’s revenue and profit is greater than Base Plan but less than Superior Plan, the percentage of the amounts set forth in (i) through (iii) below to which Consultant shall be eligible shall be determined by interpolation based on the percentages set forth above.  In no event shall the total amount to be paid to Consultant under this paragraph (b) exceed $250,000.

(i)                                     If, during the Period, MAGI’s sales to QVC are equal to Base Plan, MAGI shall pay to Consultant $50,000 (i.e., 33% of $150,000).  If, during the Period, MAGI’s sales to QVC are equal to Budget, MAGI shall pay to Consultant $100,000 (i.e., 66% of $150,000).  If, during the Period, MAGI’s sales to QVC are equal or greater than Superior Plan, MAGI shall pay to Consultant $150,000 (i.e., 100% of $150,000).  If, during the Period, MAGI’s sales to QVC are less than Base Plan, MAGI shall not pay Consultant any amounts under this clause (i).  If, during the Period, MAGI’s sales to QVC are greater than Base Plan but less than Superior Plan, the dollar amount to which Consultant shall be entitled under this clause (i) shall be determined by interpolation based on the amounts set forth above.  All amounts determined by the formula in this clause (i) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (i) exceed $150,000.

(ii)                                  If, during the Period, the number of new Signature Dealers opened equals Base Plan, MAGI shall pay to Consultant $16,667 (i.e., 33% of $50,000).  If, during the Period, the number of new Signature Dealers opened equals Budget, MAGI shall pay to Consultant $33,333 (i.e., 66% of $50,000).  If, during the Period, the number of new Signature Dealers opened equals or exceeds Superior Plan, MAGI shall pay to Consultant $50,000 (i.e., 100% of $50,000).  If, during the Period, the number of new Signature Dealers opened is less than Base Plan, MAGI shall not pay Consultant any amounts under this clause (ii).  If, during the Period, the number of new Signature Dealers opened is greater than Base Plan but less than Superior Plan, the dollar amount to which Consultant shall be entitled under this clause (ii) shall be determined by interpolation based on the amounts set forth above.  All amounts determined by the formula in this clause (ii) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (ii) exceed $50,000.  A “new” Signature Dealer is a dealer that signs a new dealer agreement for a new location.  A new dealer does not include (i) a transfer, assignment or sale of a dealership, gallery, location or territory (or other change of ownership), (ii) a renewal of a dealer agreement, dealership, gallery, location or territory, (iii) an upgrade or downgrade of a dealer agreement, dealership, gallery, location or territory, (iv) the change in location of a dealership, (v) the closing or termination of a dealer agreement, dealership, gallery, location or territory, followed by the opening of a similar dealership, gallery, location or territory, or (vi) the opening or creation of a gallery or dealership which, in general, does not result in a net increase in the number of dealerships.

(iii)                               If, during the Period, revenue and profit from sales to the Signature Galleries selected by MAGI pursuant to Paragraph 9 of Exhibit A of this Agreement (the “Selected Galleries”) is equal to Base Plan, MAGI shall pay to Consultant $25,000 (i.e., 33% of $75,000).  If, during the Period, revenue and profit from sales to the Selected Galleries is equal to Budget, MAGI shall pay to Consultant $50,000 (i.e., 66% of $75,000).  If, during the Period, revenue and profit from sales to the Selected Galleries is equal to or greater than Superior Plan, MAGI shall pay to Consultant $75,000 (i.e., 100% of $75,000).  If, during the Period, revenue or profit from sales to the Selected Galleries is less than Base Plan, MAGI shall not pay Consultant any amounts under this clause (iii).  If, during the Period, revenue and profit from sales to the Selected Galleries is greater than Base Plan but less than Superior Plan, the dollar amount to which Consultant shall be entitled under this clause (iii) shall be determined by interpolation based on the amounts set forth above.  All amounts determined by the formula in this clause (iii) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (iii) exceed $75,000.

(iv)                              As determined in the sole and absolute of MAGI’s CEO, Consultant shall be eligible to receive an amount up to $25,000 (in addition to the amounts determined in clauses (i) through (iii) above).  In making such determination, MAGI’s CEO may consider the overall performance of Consultant, the time and effort expended by Consultant in connection with the Services, MAGI’s overall performance during the Period, and such other factors as MAGI’s CEO, in his sole and absolute discretion, may deem appropriate to consider.  The amount determined by MAGI’s CEO to be payable to Consultant under this clause (iv) shall be further adjusted by the formula set forth in the first paragraph of this paragraph (b).  In no event shall the total amount to be paid to Consultant under this clause (iv) be greater than an amount that when added to the total amounts due to Consultant under clauses (i) through (iii) above (prior to any adjustments pursuant to the first paragraph of this paragraph (b)) exceeds $250,000.

EXAMPLE:

Assume (A) MAGI’s revenue and profit for the Period equals Budget; (B) MAGI’s sales to QVC for the Period exceed Superior Plan; (C) the number of new Signature Dealers opened during the Period is less than Base Plan; (D) MAGI’s revenue and profit from sales to the Selected Galleries for the Period equals Base Plan; and (E) MAGI’s CEO determines that Consultant shall be paid an amount equal to $15,000 pursuant to clause (iv) above.

Consultant would be entitled to receive 66% x [$150,000 + $0 + $25,000 + $15,000] = $126,666

The additional payments set forth in this paragraph (b) are applicable only for the first year of this Agreement.  If this Agreement is extended past the first year, Consultant would not be eligible for any of the payments or amounts set forth in this paragraph (b), and any additional payments or eligibility criteria must be mutually agreed between Consultant and MAGI.